Exhibit 99.1

News Release

For more information contact:

Jan Johannessen

Senior Vice President and Chief Financial Officer

Lattice Semiconductor Corporation

(503) 268-8000

LATTICE SEMICONDUCTOR APPOINTS INTERIM CEO

HILLSBORO, Oregon – May 29, 2008 - Lattice Semiconductor Corporation (NASDAQ:LSCC) announced that its board of directors (the “Board”) has appointed Senior Vice President and Chief Financial Officer Jan Johannessen, 52, to serve as Interim President and Chief Executive Officer, effective upon President and Chief Executive Officer Steve Skaggs’ previously announced resignation on May 31, 2008. Mr. Johannessen will retain his duties as Senior Vice President and Chief Financial Officer.

Mr. Johannessen originally joined the Company in 1983 and served as Vice President and Chief Financial Officer between 1987 and 1993. He rejoined the Company in October 2001 as Vice President, Investments. In October 2003, he was appointed Corporate Vice President and Chief Financial Officer, and in November 2005 he was appointed Senior Vice President.

“Jan’s extensive experience and tenure with the company will allow the Board to focus its efforts on finalizing its CEO appointment process, which we hope to complete shortly,” stated Pat Jones, Lattice’s Chairman of the Board. “We appreciate Jan’s willingness to provide continuity during this interim period.”

About Lattice Semiconductor

Lattice Semiconductor Corporation provides the industry’s broadest range of Programmable Logic Devices (PLD), including Field Programmable Gate Arrays (FPGA), Complex Programmable Logic Devices (CPLD), Mixed-Signal Power Management and Clock Generation Devices, and industry-leading SERDES products.

Lattice continues to deliver “More of the Best” to its customers with comprehensive solutions for system design, including an unequaled portfolio of high-performance, non-volatile and low-cost FPGAs.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets. For more information, visit http://www.latticesemi.com.

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that forward-looking statements involve risks and uncertainties including our ability to shortly complete the CEO appointment process and the other risk factors detailed in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from forward-looking statements.

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Lattice Semiconductor Corporation, Lattice (& design), L (& design), and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.